EXHIBIT 10.29

Original Equipment Manufacturer License Agreement

This Original Equipment Manufacturer License Agreement (this “Agreement”) is effective February 18, 2002 (the “Effective Date”), by and between Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065 a Delaware corporation (“CIC”), and PalmSource, Inc., a Delaware corporation, 5470 Great America Parkway, Santa Clara, California 95054, including all of its present and future subsidiaries, defined as more than fifty percent (50%) owned (collectively, “Licensee”).

1. License Grant.

a. Development License. CIC hereby grants to Licensee a worldwide, non-exclusive, fully paid, royalty-free license to use and reproduce the CIC products described on Appendix A attached hereto (the “Products”). The Products shall include any modifications made to the Products by or for CIC pursuant to Appendix E attached hereto and any Updates or Upgrades (as defined in Appendix C). Licensee may make copies of the Product solely for purposes of (a) developing and testing software products and related documentation developed by Licensee from time to time (“Licensee Products”); (b) integrating the Products with the Licensee Products; (c) reproducing the Products for backup and archival purposes; and (d) providing technical support to licensees and end users of the Licensee Products. CIC hereby grants to Licensee a worldwide, fully paid, non-exclusive, license to use, reproduce, modify and create derivative works based upon the documentation for the Products (“Documentation”) for development of Licensee’s documentation for the Licensee Products. Licensee shall be the sole and exclusive owner of any such modifications to or derivative works of the Documentation prepared by or on behalf of Licensee, subject to CIC’s underlying rights in the CIC Documentation.

b. Distribution Licenses. CIC hereby grants to Licensee a worldwide, non-exclusive license to reproduce, have reproduced, support, demonstrate, market and distribute, directly or indirectly (including over the internet or via other electronic means) (i) the Products in object code form, solely as part of the Licensee Products, with full rights to sublicense and have sublicensed such Products and the rights granted to Licensee hereunder to third parties, including, but not limited to, Licensee’s end user customers, licensees, distributors, OEM’s resellers and systems integrator customers, and (ii) the Documentation, when integrated into or delivered with Licensee’s end user documentation for the Licensee Products, or as otherwise provided under this Agreement, with full rights to sublicense and have sublicensed such Documentation and the rights granted to Licensee hereunder to third parties, including, but not limited to, Licensee’s end users, licensees, customers, distributors, OEM’s, resellers and systems integrator customers. Licensee agrees that such distribution shall be accompanied by end user license agreements containing at a minimum those terms delineated in Appendix D. CIC reserves all rights not otherwise expressly granted to Licenses in this Agreement. Unless otherwise agreed by the parties, no rights are granted to Licensee with respect to any source code, trade secrets, trademarks, copyrights or other intellectual property that is incorporated into or related to the Product except as otherwise expressly provided for herein.

c. No Obligation to Distribute. Notwithstanding the foregoing license grants, in no event shall Licensee be obligated to distribute the Products.

d. Development Services. CIC agrees to modify the Products as set forth in Appendix E attached hereto and to deliver such modifications no later than the time set forth in Appendix E at no charge to Licensee. In addition, CIC agrees to make additional modifications to the Products as reasonably requested by Licensee, subject to mutual agreement on terms and conditions related to such additional development effort.

2. License Fees, Reporting and Payment Terms. See Appendix B.

3. End-User Support and Support to Licensee. For so long as Licensee elects to receive maintenance and support and pays the applicable maintenance and support fees set forth in Appendix C, CIC shall provide maintenance and support as set forth in Appendix C hereto.

4. Warranty.

a. Performance Warranty. CIC warrants that the Products will substantially conform with the Documentation and other specifications accompanying the Products or otherwise provided to Licensee in writing, including those set forth in Appendix A. CIC warrants the magnetic media containing the Products against failure during the warranty period. This warranty will remain in effect for ninety (90) days from the delivery of the Products to Licensee. For any Update or Upgrade provided to Licensee hereunder, the warranty period shall apply to that Update or Upgrade as of the delivery date to Licensee. If, during the warranty period, the media on which the Products are provided is found to be defective, CIC shall provide Licensee with conforming replacement media. If, during the term of this warranty, Licensee provides written notice to CIC of any other failure of the Products to satisfy this warranty, CIC shall begin work to resolve the failure by the following business day and shall make reasonable commercial efforts to, within ten (10) days of its receipt of such notice, correct such failure and redeliver updated versions of all affected items and related materials as described herein. For any third party products listed in the Documentation or specifications as being compatible, CIC will make reasonable efforts to provide compatibility, except where the non-compatibility is caused by a “bug” or defect in the third party’s product.

b. Additional Warranty. CIC further warrants that it has all right, power and authority to enter into this Agreement and to grant the licenses hereunder and that the Products do not infringe or misappropriate the intellectual property rights of any third party.

c. Commodity Classification. CIC shall provide Licensee with a copy of the Commodity Classification for the Products or, if this is not available, CIC shall provide Licensee with the ECCN that was used by CIC for self-certification. A copy of the Commodity Classification is required for any Products containing security or encryption technology. In addition, CIC shall advise Licensee as to the General License type pursuant to which the Products may be exported. With respect to any export transactions under this Agreement, both parties will cooperate in any reasonable manner to effect compliance with all applicable export regulations.

d. No Virus. No Portion of the Products shall knowingly contain, at the time of delivery, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other computer software routines or hardware components designed to (i) permit unauthorized access to, or use of, the Products or computer systems on which the Products is loaded, (ii) disable, damage or erase Products or data or (iii) perform any other similar actions that would preclude full use of the Products by Licensee or its sublicensees. In addition, CIC shall use reasonable commercial efforts to ensure that the Products do not contain a virus at the time of delivery. If a virus is discovered, CIC will use reasonable commercial efforts to correct the problem or provide a patch, work around or any other method to eradicate the problem within thirty (30) days following notice by Licensee, at no cost to Licensee.

e. Disclaimer. EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, CIC MAKES NO WARRANTIES OR REPRESENTATIONS REGARDING ANY PRODUCT, SOFTWARE, DOCUMENTATION, OR ANY PORTION, COPY OR COMPONENT THEREOF, TO LICENSEE OR TO ANY OTHER PERSON; ALL ARE PROVIDED “AS IS.”

5. Limited Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED AND THE LIABILITY OF CIC, IF ANY, FOR DAMAGES RELATING TO ANY PRODUCT, SOFTWARE, DOCUMENTATION, OR ANY PORTION, COPY OR COMPONENT THEREOF, FOR ANY REASON, WILL BE LIMITED TO THE GREATER OF (A) THE ACTUAL, TOTAL FEES PAID BY LICENSEE UNDER THIS AGREEMENT, OR (B) ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000). IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. Exclusion of Warranties on Account of Licensee Modifications. If any unauthorized modifications are made to the Products by Licensee or any other person, the foregoing warranty shall not apply to the extent any breach of warranty results from such modification.

7. Proprietary Rights. Licensee acknowledges that CIC represents that it owns and will retain all copyright, trademark, patent, trade secret and other proprietary rights in the Product, any component thereof, and the marks, names, logos and designations of CIC used therewith worldwide (collectively, the “CIC Marks”). CIC acknowledges that Licensee represents that it or its suppliers own and will retain all copyright, trademark, patent, trade secret and other proprietary rights in the Licensee Products, any component thereof, and the marks, names, logos and designations of Licensee used therewith worldwide. Licensee will use reasonable efforts to protect CIC’s proprietary rights in products distributed by Licensee. Licensee agrees to use the appropriate trademark symbol (either “™” or “®”) in superscript and clearly indicate CIC’s ownership of the CIC Marks in any of Licensee’s use of the CIC Marks, as provided by CIC in its written trademark guidelines attached hereto as Appendix F. Licensee shall, upon request, provide CIC samples of all literature, packages, labels and labeling which uses the CIC Marks. Notwithstanding the foregoing, CIC agrees that Licensee may also include its trademarks and/or service marks in connection with the Product as reasonably designated by Licensee from, time to time (“Licensee’s Marks”). Licensee agrees that it shall not delete or remove any copyright, patent or other intellectual property right notices contained within the Products.

8. Confidential Information.

a. Definition. “Confidential Information” means that information and know-how of either party (“Disclosing Party”) which is disclosed to the other party (“Receiving Party”) pursuant to this Agreement, in written form, and marked “Confidential,” “Proprietary” or similar designation, or if disclosed orally, the Disclosing Party shall indicate that such information is confidential at the time of disclosure and send a written summary of such information to the Receiving Party within thirty (30) days of disclosure and mark such summary “Confidential,” “Proprietary” or similar designation. References to Licensee as a Receiving Party or a Disclosing Party shall also include all present and future subsidiary and parent companies of Licensee. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party shall, at all times, both during the term of this Agreement and thereafter for a period of five (5) years keep in confidence and trust all of the Disclosing Party’s Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement. The Receiving Party shall take reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons, but in no event will the Receiving Parry use less care than it would in connection with its own Confidential Information of like kind. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements which protect the Confidential Information of the Disclosing Party sufficient to enable the Receiving Party to comply with this Section 8.a.

b. Exclusions. The obligations set forth in Section 8.a. shall not apply to the extent that Confidential Information includes information which is: (a) now or hereafter, through no unauthorized act or failure to act on the Receiving Party’s part, in the public domain; (b) known to the Receiving Party without an obligation of confidentiality at the time the Receiving Party receives the same from the Disclosing Party, as evidenced by written records; (c) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; (d) furnished to others by the Disclosing Party without restriction on disclosure; or (e) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however that prior to any such disclosure, the Receiving Party shall (i) assert the confidential nature of the Confidential Information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosures and protecting its confidentiality.

c. Residuals. Each party shall be free to use for any purpose the residuals resulting from access to or work with Confidential Information, provided that such party maintains the confidentiality of the Confidential Information as provided herein. The term “residuals” means information in non-tangible form, which may be retained by persons without the use of any memory aids who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein excluding program code in which such underlying ideas are expressed. Each party shall have no obligation to limit or restrict the assignment of any of its employees, or to pay royalties for any work resulting from the use of residuals. However, the foregoing shall not be deemed to grant to the receiving party any rights or license under the disclosing party’s copyrights or patents or extend the scope of any license rights granted under this Agreement.

9. Infringement and Indemnity. CIC shall, at its expense, indemnify, hold harmless and, at Licensee’s option and request, defend Licensee and its officers, employees, agents and direct or indirect customers from any claims, suits, losses, liabilities, damages, court judgments or awards and the associated costs and expenses (including attorney’s fees), incurred because of actual or alleged infringement by the Products or Documentation or other material provided hereunder of any patent, copyright, trade secret, trademark, mask work right or other proprietary right(s) of a third party; provided, that CIC is promptly notified, given sole control of the defense and all related settlement negotiations and rendered reasonable assistance by Licensee (at CIC’s expense); provided that CIC shall not enter into any settlement agreement which results in financial liability to Licensee without Licensee’s prior written consent. CIC will have no liability for any claim arising from or based upon (a) any combination, operation or use of any Product with any equipment, data or programming not approved by CIC to the extent such infringement would not have occurred but for such combination or operation or use; or (b) any alteration or modification of the Product Licensee makes without the prior written consent of an officer of CIC to the extent such infringement would not have occurred but for such alteration or modification. For any Product that becomes the subject of a copyright, patent infringement or other intellectual property action, CIC may, at its sole option and expense, procure the right for Licensee to continue marketing and distributing such Product or replace or modify the Product to become non-infringing while remaining functionally equivalent.

10. Term and Termination. This Agreement is for an initial term expiring four (4) years from the Effective Date and shall be automatically renewed for successive one year terms unless either party notifies the other, in writing, one month prior to the expiration of the original term, or any renewal term, of its intent not to renew or unless this Agreement is otherwise terminated pursuant to the provisions hereof. Upon written notice to the other party either party may terminate this Agreement at any time in the event that the other party materially breaches this Agreement and fails to cure such breach within ninety (90) days after receiving notice of such breach.

11. Survival. Upon expiration or termination of this Agreement, Licensee will remain liable for all amounts due hereunder as of the effective date of such expiration or termination. The provisions of Sections 4, 5, 6, 7, 8, 9, 11 and 13 through 17 will survive expiration or termination of this Agreement as will end user license agreements granted to Licensee’s and its sublicensees’ customers pursuant hereto. Notwithstanding the termination or expiration of this Agreement, Licensee may retain a reasonable number of copies of the Products to be used for providing technical support to then-existing sublicensees and end users. Further, notwithstanding the expiration or termination of this Agreement, Licensee’s licenses hereunder shall continue for a period of one hundred twenty (120) days in order to allow it and its sublicensees to sell out all products within their sales channel or inventory which contain the Products. Licensee will continue to abide by the terms and conditions hereof during such additional period. Upon the expiration or earlier termination of the Agreement, the Receiving Party shall, within fifteen (15) days of any termination or expiration of this Agreement, return to the Disclosing Party or destroy all full or partial copies, in whatever media, of any and all materials in the Receiving Party’s possession which had been furnished to the Receiving Party by the Disclosing Party pursuant to this Agreement (other than those copies allowed to be retained per this Section 11).

12. Marketing. Within thirty (30) days of Licensee’s first commercial distribution of the Products, the parties shall issue a press release that has been mutually agreed to in writing announcing the parties’ relationship under this Agreement. In connection with License’s marketing and distribution of the Product, Licensee shall include the CIC Marks where deemed appropriate (in Licensee’s sole discretion) in its marketing materials and manuals in accordance with the provisions of Section 7 hereof. Licensee shall have the right to distribute to its customers any marketing material received from CIC. CIC shall have the right to use Licensee’s name in advertising, public relations, marketing, white papers, case studies, promotional events and any other reasonable commercial activity, subject at all times to Licensee’s prior review and approval of each instance. Neither party shall claim any ownership rights in the other party’s trademarks, trade names, logos or service marks.

13. Governing Law. This Agreement will be governed by and construed in accordance with the local laws of the State of California without regard to those provisions related to choice of law. Any disputes shall be head by the state or federal courts with jurisdiction to hear such disputes in San Mateo County, California.

14. Entire Agreement. This Agreement and the Appendixes hereto, which are incorporated by reference, constitute the entire agreement between the parties pertaining to the subject matter hereof, and all written or oral statements and representations previously made or existing between the parties pertaining to such subject matter are expressly superseded. Any amendments to this Agreement must be in writing signed by the parties.

15. No Waiver. No waiver of any provision of or any right or remedy under this Agreement shall be effective unless in writing and executed by the party waiving the right. Failure to properly demand compliance or performance shall not constitute a waiver of a party’s rights hereunder.

16. Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may assign this Agreement (a) in connection with the merger or acquisition of such party, or (b) to any parent, subsidiary or to any person or entity to whom it transfers all or substantially all of its proprietary and/or license rights in the Products provided the assignee agrees to be bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective allowed successors and assigns.

17. Notices. All notices and communications hereunder are required to be sent to the address or telecopier number stated below (or such other address or telecopier number as subsequently notified in writing to the other party): (i) by facsimile with confirmation of transmission, (ii) personal same or next day delivery or (iii) sent by international express courier with written verification of delivery. All notices so given shall be deemed given upon the earlier of receipt or two (2) days after dispatch.

If to CIC:             Communication Intelligence Corporation

                     [**]

If to Licensee:     PalmSource, Inc.

                     [**]

18. Source Code. If CIC materially breaches its obligations under Section 3 and does not cure such breach within thirty (30) days after receipt of written notice from Licensee or ceases to operate its business in the ordinary course, then CIC will provide access to Licensee to the full source code, object code and/or tools for the Products and any related technical documentation (collectively, the “Product Source Code”) as required by Licensee to support its products. In the event that CIC disputes whether the Product Source Code should be released under this Section 18, such dispute shall be submitted to expedited binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator appointed in accordance with said Rules. Such arbitration will take place in Santa Clara County, California, U.S.A. The decision of the arbitrator shall be final and binding upon the parties and enforceable in any court of competent jurisdiction. The parties shall use their best commercial efforts to commence the arbitration proceeding within ten (10) business days after either party’s request for such arbitration. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the parties. The parties agree that the terms and conditions of this Section 18 shall not limit either party’s right to seek injunctive or other equitable relief in a court of competent jurisdiction at any time.

[**] Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

In Witness whereof, the parties hereto have executed this Agreement effective as of the Effective Date.

COMMUNICATION INTELLIGENCE CORPORATION		Licensee

By:	/s/ RUSSEL L. DAVIS	By:	/s/ STEVE SAKOMAN

Title:	VP Product Development	Title:	CPO

Date:	2/18/2002	Date:

APPENDIX A

PRODUCT AND SPECIFICATIONS

Jot version 1.21 for the Palm O/S

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[**] Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX B

LICENSEE FEES, REPORTING AND PAYMENT TERMS

A. LICENSE FEES, REPORTING AND PAYMENT TERMS.

1. License fees. [**]

2. Reporting. [**] after each Licensee fiscal quarter end (Licensee’s fiscal year ends May 31), Licensee shall submit to CIC a report showing all license fees due with respect to the Products for the preceding quarter, including the products and quantity thereof to which such license fee pertains.

3. Payment terms.

[**]

[**] Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX C

MAINTENANCE TERMS

Except as specifically provided herein, Licensee shall be responsible for technical support to the end-users and sub-licensees. CIC shall provide the following maintenance and support for the Product:

A. Definitions. For purposes of this Appendix, the following terms shall have the following meanings. Any terms not defined in this Appendix shall have the meaning set forth in the Agreement.

1. Error(s): means any verifiable and reproducible failure of the Product to materially conform to the specification for such Product. The term “Error” shall not include any failure of the Product that: (a) results from the misuse or improper use of the Product; (b) does not affect the operation and use of the Product; (c) results from any modification to the Product not made by or on behalf of CIC or authorized by CIC; or (d) results from the failure to incorporate or use any Updates or bug fixes after such are made available to Licensee by CIC.

2. Error Correction(s): shall mean either (a) a modification or addition to or deletion from the Product that, when made to such Product, materially conforms the Product to the specifications for such Product, or (b) a procedure or routine that, when observed in the regular operation of the Product, eliminates the material adverse effect of such Error on Licensee or its customers.

3. Major Error: means any demonstrable Error in the Product that: (a) causes the Product to have a significant loss of intended function as set forth in the specifications for the Product; (b) causes or is likely to cause data to be lost or destroyed; or (c) prevents the Product from being installed or executed on the properly configured environment.

4. Moderate Error: shall mean any demonstrable Error in the Product that: (a) causes the Product to operate improperly; or (b) produces results materially different from those described in the specifications, but which error does not rise to the level of a Major Error.

5. Minor Error: shall mean any demonstrable Error that: (a) causes a function to not execute as set forth in the specifications for the Product, without a significant loss of intended functionality; or (b) disables one or more nonessential functions.

6. First Level Technical Support: shall mean Licensee’s or its authorized technical support agents’ attempts to identify and resolve Errors remotely, by telephone, e-mail and fax communication.

7. Second Level Support: shall mean support of Licensee’s or its authorized technical support agent’s First Level Technical Support personnel (whom shall be software engineers) to identify and resolve Errors remotely, by telephone, e-mail or fax communication.

8. Workaround: shall mean that CIC has diagnosed the Error and has implemented, or enabled Licensee to implement, a temporary solution that allows the Product to regain functionality and provide all major functions in accordance with the specifications for the Product.

9. Update: shall mean a version of the Product containing changes, including but not limited to, bug fixes, correction of errors and mirror optimization improvements not rising to the level of an Upgrade. An Update shall mean for example the change from version x.1 to x.2 and/or version x.x.1 to x.x.2.

10. Upgrade: shall mean a version o£ the Product containing changes, including but not limited to enhancements, major optimization improvements and new functionality for which CIC charges similarly situated Licensees. An Upgrade shall mean for example the change from version 2.x.x to 3.x.x

B. Services.

1. Licensee Responsibilities. Licensee will provide all on site technical support with respect to the Product. Licensee agrees to notify CIC in writing promptly following the discovery of any Error. CIC agrees to make available to Licensee a list of known Errors and to notify Licensee in writing promptly following the discovery of any Error. Further, upon discovery of an Error, Licensee agrees, if requested by CIC, to submit to CIC a list of output and any other data that CIC may reasonably require to reproduce the Error and the operating conditions under which, the Error occurred or was discovered. All information, oral or written, communicated between the parties concerning any Errors, is deemed to be Confidential Information and shall be governed by Section 8 of the Agreement.

2. CIC Telephone and Online Support. Technical support communications between Licensee and CIC will include electronic mail, facsimile, and telephone. [**]

3. CIC Response to Errors. CIC will provide Second Level Support to Licensee to ensure a consistent and high level of operation of the Product. In the event Licensee notifies CIC of an Error in the Product, CIC will provide Second Level Support to Licensee or Licensee’s authorized technical support agent to facilitate the implementation of an Error Correction to the Product. CIC shall use commercially reasonable efforts to correct Errors in accordance with the below response times, with as little disruption to Licensee’s service as commercially practicable.

[**] Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(a) Major Errors. CIC shall, within four hours of the receipt of notice of any Major Error, contact Licensee to verify such Major Error and begin a resolution process. Upon CIC’s verification of such Major Error, CIC will use its commercially reasonable efforts to provide a Workaround for such Major Error, and will use its commercially reasonable efforts to provide an Error Correction for such Major Error until such Error Correction is provided.

(b) Moderate Errors. CIC shall, within 24 hours of the receipt of notice of any Moderate Error, contact Licensee to verify such Moderate Error. Upon CIC’s verification of such Moderate Error, CIC will use its commercially reasonable efforts to provide a Workaround for such Moderate Error. CIC will provide an Error Correction for such Moderate Error in the next scheduled maintenance release of the Product.

(c) Minor Errors. Upon CIC’s receipt of notice of a Minor Error and upon CIC’s verification of such Minor Error, CIC will initiate work to provide Error Correction for such Minor Error in the next regular release of the Product.

C. Exclusions from Support Services. Support Services under this Appendix C include Second Level Support for the Product. Support Services do not include support for any failure or defect in the Product caused by any of the following:

1. the improper use, alteration, or damage of the Product by Licensee or persons other than CIC employees or consultants; or

2. modifications to the Products not made or authorized by CIC, unless such modifications were made by a CIC employee, subcontractor, agent, or other third party acting on behalf of CIC.

D. Updates and Upgrades. CIC will make Updates and Upgrades (as defined above) available to Licensee from time to time upon promptly upon beta and commercial release thereof, but in no event later than CIC makes such Updates and Upgrades available to any other third party.

E. Maintenance and Support fees:

1. For maintenance and support anticipated by the provisions of this Appendix C as delineated above, Licensee shall pay CIC [**].

[**] Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2. For maintenance and support outside of the scope of the Product’s specifications and not otherwise provided for herein and mutually agreed in advance by the parties, [**].

APPENDIX D

1.                          (“Licensor”) grants the end user (“End User”) a nonexclusive license to use the software accompanying the Licensor Product (“Software”). With respect to the Licensor Product Desktop Software, End User may reproduce and provide one (1) copy of such Software for each personal computer or Licensor Product on which such Software is used as permitted hereunder. With respect to the Licensor Product Platform Software, End User may use such Software only on one (1) Licensor Product. End User may assign its right under the End User License Agreement to an assignee of all of End User’s rights and interest to the Software only if End User transfers all copies of the Software subject to the End User License Agreement to such assignee and such assignee agrees in writing to be bound by all the terms and conditions of the End User License Agreement.

2. End User agrees not to reverse engineer, decompile or disassemble the Software. End User will not copy the Software except as necessary to use it in accordance with this End User License Agreement. End User agrees that any such copies of the Software shall contain the same proprietary notices which appear on and in the original copy of the Software.

3. Except as stated above, the End User License Agreement does not grant End User any rights (whether by license, ownership or otherwise) in or to intellectual property with respect to the Software.

4. End User will not export or re-export the Software without all appropriate United States and other foreign, government licenses.

5. Title to and ownership of the Software and any copy thereof shall remain with Licensor and its suppliers.

6. If the Software is licensed for a proposal or agreement with the United States Government or any contractor therefor, the Software must be legended, marked and licensed as follows: All technical data and Software is commercial in nature and developed solely at private expense. Software is delivered as Commercial Computer Software as defined in DFARS 252.227-7014 (June 1995) or as a commercial item as defined in FAR 2.101(a) and as such is provided with only such rights as are provided in Licensor’s standard commercial license for such software. Technical data is provided with limited rights only as provided in DFARS 252.227-7015 (Nov. 1995) or FAR 52.227-14 (June 1987), whichever is applicable.

7. PalmSource is a specified third party beneficiary of the end user license.

8. EXCEPT FOR ANY LIMITED WARRANTIES PROVIDED BY LICENSOR, NEITHER LICENSOR NOR ITS SUPPLIERS MAKE ANY WARRANTIES, TERMS OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, AND

SATISFACTORY QUALITY ARE EXPRESSLY EXCLUDED ON BEHALF OF LICENSOR AND ITS SUPPLIERS.

9. IN NO EVENT SHALL LICENSOR OR ITS SUPPLIERS HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR LIABILITIES OF ANY KIND OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE EVEN IF ANY REPRESENTATIVE OF LICENSOR OR ITS SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

APPENDIX E

DEVELOPMENT SERVICES

CIC shall provide development services to Licensee for modifications required to the Jot version 1.21 (and subsequent versions thereof) recognition library. [**]

Additional services may be provided in accordance with CIC’s then current Non-Recurring Engineering (NRE) fees or as mutually agreed to by the parties.

[**] Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX F

CIC TRADEMARK GUIDELINES

When using any of CIC’s trademarks or registered trademarks Licensee shall use the appropriate trademark symbol (either “™” or “®”) in superscript and clearly indicate CIC’s ownership of the marks.

Such marks and recognition of ownership shall be at least as prominently displayed as all other third-party marks and recognition being displayed under the circumstances.